Exhibit 10.1

AMENDMENT TO STOCK PURCHASE AGREEMENT

This AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Agreement”), is entered as of August 24, 2006, by and between  Xu Zuqiang, an individual residing in China (“Purchaser”), and Claremont Technologies Corp., a Nevada corporation (the “Company”).

RECITALS

A.

The parties entered into a Stock Purchase Agreement as of June 1, 2006 (the “Agreement”), pursuant to which the Company was to sell and the Purchaser was to purchase one hundred million (100,000,000) shares of common stock, par value $.001 per share (the “Common Stock”), on the terms and conditions set forth in the Agreement.

B.

The parties did not anticipate certain ramifications of the Company’s actions to increase the number of authorized shares of its Common Stock pursuant to Nevada Revised Statute 78.207 and the Company has determined to file a Certificate of Correction to nullify the action taken in the Certificate of Change filed June 1, 2006.

The Purchaser desires to purchase and the Company desires to sell to the Purchaser seventy-five million (75,000,000) shares of the Company’s Common Stock and twenty-five million (25,000,000) shares of the Company’s preferred stock, par value $.001 per share, having the rights and preferences set forth in Exhibit A hereto and designated as the “Series A Convertible Preferred Stock”.

 NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE

DEFINITIONS

Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Agreement.

ARTICLE

RESCISSION OF PRIOR SALE; PURCHASE AND SALE OF THE SHARES

2.1

Rescission of Prior Sale.  Effective as of the closing of the purchase and sale provided for in Section 2.2 hereof, the parties rescind the sale of one hundred million shares (100,000,000) of Common Stock provided for in the Agreement.

2.2

Purchase and Sale of the Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined), the Company shall issue and shall sell and deliver to the Purchaser, and the Purchaser shall purchase from the Company, all right, title and interest in and to seventy-five million (75,000,000) shares of the Common Stock (the “Common Shares”) and twenty-five million (25,000,000) shares of the Series A Convertible Preferred Stock (the “Preferred Shares,” collectively, the “Subject Shares”).

2.3

Purchase Price.  The aggregate purchase price (the “Purchase Price”) for the Subject Shares shall be Five Hundred Fifty Thousand Dollars ($550,000) which shall be deemed satisfied by the retention by the Company of the Purchase Price under the Agreement.

2.4

Closing.  Subject to the provisions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Eaton & Van Winkle LLP, 3 Park Avenue, New York, New York at 10:00 A.M. (New York, New York time), on August 24, 2006, or at such other date, place or time as the parties shall otherwise mutually agree upon (the date of the Closing being referred to herein as the “Closing Date”).  All Closing transactions shall be deemed to take place simultaneously, and no Closing transaction shall be deemed consummated until all transactions to take place at the Closing have been consummated.

2.5

Closing Deliveries.  At the Closing, the Purchaser shall confirm to the Company its right to retain the Purchase Price.  Notwithstanding the foregoing, except as agreed to by the parties, it is hereby acknowledged and agreed by the parties that all outstanding obligations and debts of the Company and its subsidiary on a consolidated basis as of the Closing Date may, at the sole discretion of the Purchaser, be deducted from the Purchase Price and paid directly to the creditors by the Purchaser.  Simultaneously with the delivery of the Purchase Price, the Company shall deliver instructions to its transfer agent instructing it to deliver to the Purchaser stock certificates evidencing the Subject Shares and shall deliver or cause to be delivered to the Purchaser the minute books, stock transfer books and corporate seal of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company  represents and warrants to the Purchaser that the statements contained in this Article are correct and complete as of the date hereof and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date hereof throughout this Article):

3.1

Affirmation of Prior Representations.  The Company hereby reaffirms each of its representations and warranties contained in the Agreement, except that insofar as such representations relate to the Company’s authority to enter into the Agreement and the effect thereof on the business affairs of the Company, such representations shall be deemed to relate to the execution and delivery of this Amendment to Agreement and its effect on the business and affairs of the Company, and except that in lieu of Section 3.2 thereof, the Company represents and warrants as set forth in Section 3.2 hereof.

3.2

Capital Stock.

(a)

The Company has authorized capital stock consisting of (i) one hundred million (100,000,000) shares of Common Stock, of which twenty five million (25,000,000) shares are issued and outstanding, and (ii) fifty million (50,000,000) shares of Preferred Stock, none of which are issued or outstanding.

(b)

All of the outstanding shares of Common Stock (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) were not issued in violation of any preemptive or other rights, and (iii) were issued in compliance with all federal and applicable state securities laws.

(c)

There are no outstanding offers, options, warrants, rights, calls, commitments, obligations (verbal or written), conversion rights, plans or other agreements (conditional or unconditional) of any character providing for, requiring or permitting the offer, sale, purchase or issuance by the Company of any shares of capital stock of the Company or any other securities (as such term is defined in the Securities Act), other than as set forth herein. There are no equity securities of the Company that are reserved for issuance or are outstanding.

(d)

The Company is not a party to any voting trust, proxy or other agreement with respect to any capital stock of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Company as follows, each of which representations and warranties shall be true as of the Closing Date:

4.1

Affirmation of Prior Representations.  The Purchaser hereby reaffirms each of its representations and warranties contained in the Agreement, except that insofar as such representations relate to the Purchaser’s authority to enter into the Agreement and the effect thereof on the business affairs of the Purchaser, such representations shall be deemed to relate to the execution and delivery of this Amendment to Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

The Company hereby covenants and agrees with the Purchaser that each of them shall do, or cause to be done, the following:

5.1

Conduct of Business Until Closing Date.  From the date hereof until the Closing, the Company shall:

(a)

operate the business of the Company (which for purposes of this Article V includes the operations of its subsidiaries) only in the usual, regular and ordinary manner, and use its best efforts to preserve the present business organization of the Company intact;

(b)

maintain the Books and Records and accounts of the Company in the usual, regular and ordinary manner, on the basis consistent with prior periods;

(c)

duly comply with all laws, rules and regulations applicable to the Company and to the conduct of its business;

(d)

perform all of the obligations of the Company without default, unless such default is of no significance to the Company and could have no adverse impact on the Company, its Assets and Properties or the Business;

(e)

neither (i) amend the Company’s Articles of Incorporation or By-Laws or (ii) merge with or into, consolidate, amalgamate or otherwise combine with, any other entity, or cause the Company to do any of the foregoing, except that the Company shall file a certificate of designation to set forth the rights of the Preferred Stock to be acquired by Purchaser, and the Company shall opt out of the Acquisition of Controlling Interest law, NRS 78.378 through 78.3793;

(f)

not encumber, mortgage or voluntarily subject to lien any of the Company’s existing Assets and Properties; and

(g)

not (i) make any distributions or dividends of Assets and Properties or securities, or any changes to the capital structure of the Company; or (ii) agree to make or make any sales of the Company’s securities including the issuance of any additional capital stock or rights or options or contracts to acquire, or instruments convertible into, Common Stock.

5.2

Approvals, Consents and Further Assurances.  The  Company shall use its best efforts to obtain in writing as promptly as possible all approvals, consents and waivers required in order to effectuate the transactions contemplated hereby, and shall deliver to the Purchaser copies, reasonably satisfactory in form and substance to counsel to the Purchaser, of such approvals and consents.

5.3

Access to Properties, Records, Suppliers, Agents, Etc.  The Company shall give to the Purchaser and to the Purchaser’s counsel, financiers, accountants and other representatives access to and copies of such of the Company’s Books and Records, Tax Returns, Contracts, commitments and records as such relate to the Assets and Properties; and shall furnish to the Purchaser and such representatives all such additional instruments, contracts, documents or other written obligations (certified by officers of the Company, if so requested) and financial and other information concerning such business, Assets and Properties as the Purchaser or its representatives may from time to time reasonably request.

5.4

Advice of Changes.  If the Company becomes aware of any fact or facts which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or which, individually or in the aggregate, could materially adversely affect the Business, Assets and Properties or Common Stock or Preferred Stock of the Company, the Company shall promptly advise Purchaser in writing thereof.

5.5

Conduct.  Except as permitted or required hereby, the Company shall not enter into any transaction or take any action which would result in any of the representations and warranties of Seller or the Company contained in this Agreement not to be true and correct as of the time immediately after such transaction has been entered into or such event has occurred and on the Closing Date.

5.6

Securities Compliance.    The Company shall file such reports and other documents as may be required under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) including such Post-effective Amendments as may be necessary to maintain the effectiveness of the Company’s registration statement on Form SB-2.

5.7

Satisfaction of Conditions by the Sellers.  The Company hereby covenants and agrees with the Purchaser that, between the date of this Agreement and the Closing Date or date of termination of this Agreement, as the case may be, the Company shall use its best efforts to assure that the conditions set forth in Article VII hereof are satisfied by the Closing Date.

5.8       Exclusivity.  The Company  will not (and will not cause or permit any of their employees, directors and officers to) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of all or substantially all of the equity interests or assets of any of the Company (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that the Sellers and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent that such actions are consistent with their fiduciary duties.

The Company hereby covenants and agrees with the Purchaser that each of them shall do, or cause to be done, the items set forth below and that the covenants contained in the remainder of this Article shall survive the Closing:

5.9

Securities Filings.   Subsequent to the Closing the officers and Board of Directors of the Company, as of the date of this Agreement, shall cooperate in the Company’s efforts to file its Report on Form 8-K.

5.10

Certificate of Designation.  Notwithstanding the foregoing, the Company shall duly execute and file with the Secretary of State of Nevada a Certificate of designation providing for the designation of the Series A Convertible Preferred Stock having the rights and preferences set forth in Exhibit A hereto and a Certificate of Correction nullifying the action purported to have been taken by the Certificate of Change filed as of June 1, 2006.

ARTICLE VI

COVENANTS OF THE PURCHASER

6.1

Satisfaction of Conditions by the Purchaser.  The Purchaser hereby covenants and agrees with the Company that, between the date of this Agreement and the Closing Date or the date of termination of this Agreement, as the case may be, the Purchaser shall use its best efforts to cause the conditions set forth in Article VIII hereof to be satisfied by the Closing Date.

6.2

Post-Closing Actions.  As soon as practicable following the Closing, the Purchaser shall cause the Company to increase the number of its authorized Common Shares to cause the conversion of the Preferred Shares into Common Stock  and thereafter effect a “1-for-250” reverse stock split (the “Reverse Split”). The Company shall issue to Al Rahim,  150,000 shares  (after giving effect to the reverse stock split) of its Common Stock, pursuant to his Consulting Agreement, Settlement Agreement and Promissory Notes and any amendments thereto.

            6.3

Spin-Off.  Buyer, Buyer’s nominees to the board of directors, and legal counsel for the Company post-closing  will use their best efforts to “spin off” to the shareholders of the Company, the Company’s operating subsidiary, generally as set forth on the term sheet provided to the parties.  The necessary filings for such “spin off” shall be prepared by legal counsel for the Company post-Closing with assistance and cooperation from current and new management of the Company. Additionally, current management of the Company shall be retained to operate the subsidiary until such “spin off.”  Both parties acknowledge that the “spin off” is to be a non-registered distribution of the subsidiary securities to the Company’s shareholders, and if legal counsel for the Company and/or the Securities and Exchange Commission determine that such a “spin off” is not possible pursuant to SEC Staff Bulletin #4, the subsidiary shall be sold to the current management at a price determined by current management, or the Company shall otherwise divest itself of the subsidiary in a manner  mutually agreed to by the Company’s post-Closing management and current management.

6.4    Securities Compliance.    The Buyer shall cause to be timely filed, post-closing, such reports and other documents as may be required under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) until Buyer’s position as Director of the Company shall be replaced by another Director or Directors.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

The obligations of the Purchaser pursuant to this Agreement are subject to the satisfaction at the Closing of each of the following conditions, any or all of which conditions may be waived by the Purchaser in its sole discretion:

7.1

Accuracy of Representations and Warranties.  All representations and warranties made by the Company (contained in this Agreement, any Exhibit or Schedule hereto, or any certificate or instrument delivered to the Purchaser or its representatives by the Company or any of its representatives) shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

7.2

Performance of Agreements.  The Company shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by them on or before the Closing Date pursuant to this Agreement.

7.3

Approvals and Consents.  The Company shall have obtained, and the Purchaser shall have received copies of, all of the approvals and consents referred to in Section 5.2, each of which approvals and consents shall be in full force and effect and reasonably satisfactory in form and substance to the Purchaser and its counsel.

7.4

Officer’s Certificate.  The Purchaser shall have received an accurate certificate of the Chief Executive Officer of the Company, dated the Closing Date, satisfactory in form and substance to the Purchaser and its counsel, certifying (a) as to the fulfillment of the matters specified in Sections 7.1 through 7.2, (b) any changes that the Purchaser is required to be notified of pursuant to Section 5.4, or that previously had not been disclosed to the Purchaser, (c) except as agreed to by the parties, confirming that all liabilities of the Company and its subsidiaries will be satisfied out of the Purchase Price and (d) stating, among other things, that he is not aware of any material omissions or facts that would materially alter any of the financial statements, nor is he aware of any facts or factors that are reasonably likely to occur, or if known to other parties, that could have a material adverse effect on the condition (financial and otherwise), business, operations, Assets and Properties, liabilities, management or prospects of the Company.

7.5

Board of Directors.  The Company shall have received resignations of all of the officers and members of the Board of Directors of the Company effective no later than the Closing and the Company shall have adopted all resolutions necessary such that effective the Closing the Company shall have a Board of Directors consisting only of Xu Zuqiang and such officers as the new director shall appoint.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement are subject to the satisfaction at the Closing of each of the following conditions:

8.1

Accuracy of Representations and Warranties.  All representations and warranties by the Purchaser in this Agreement shall be true as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

8.2

Performance of Agreements.  The Purchaser shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

8.3

No Injunction.  No third party injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated hereby.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1

Survival.  The representations and warranties set forth in this Agreement, in any Exhibit or Schedule hereto and in any certificate or instrument delivered in connection herewith shall survive for a period of two (2) years after the Closing Date and shall thereupon terminate and expire and shall be of no force or effect thereafter, except (i) with respect to any claim, written notice of which shall have been delivered to the Purchaser, on the one hand, or the Company, on the other hand, as the case may be, such claim shall survive the termination of such period and shall survive for as long as such claim is unsettled, and (ii) with respect to any litigation which shall have been commenced to resolve such claim on or prior to such date.  Notwithstanding the foregoing, with respect to Taxes, Employee Benefit Plans and any environmental matters, the period shall be the applicable statute of limitations plus sixty (60) days.

9.2.

Indemnity.

(a)

The Board of Directors and shareholders of the Company, as of the date of this Agreement, jointly and severally, shall indemnify the Purchaser and its shareholders, directors, officers, employees, successors and assigns and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest, court costs and reasonable fees and disbursements of counsel; collectively "Damages") incurred by any of them resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or obligation of the Company contained in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

(b)

The Purchaser shall indemnify the Company and hold it harmless from, against and in respect of any and all Damages incurred by any of them resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or obligation of the Purchaser contained in this Agreement.

9.3.

Right to Contest Third Party Claims.  If a claim under this Article is based upon an asserted liability or obligation to a person not a party to this Agreement (nor a permitted successor or assign of same) then the Indemnified Party will give prompt written notice of any such claim to the Indemnifying Party (the "Notice of Third Party Claim"). The Indemnifying Party receiving such Notice of Third Party Claim may defend or settle such claims or actions at their expense with counsel chosen and paid by them by giving written notice (the "Election to Defend") to the Indemnified Party within thirty (30) days after the date the Notice of Third Party Claim is deemed received; provided, however, that the Indemnifying Party receiving the Notice of Third Party Claim may not settle such claims or actions without the consent of the Indemnified Party, which consent will not be unreasonably withheld; and, provided further, if the defendants in any action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different defenses to the parties, the Indemnified Party shall cooperate in the defense of such claim, but the Indemnified Party shall have the right to its own counsel and to control its defense and shall be entitled to be reimbursed for all costs and expenses incurred in such defense.  In no event will the provisions of this Article reduce or lessen the obligations of the parties under this Article, if prior to the expiration of the foregoing thirty (30) day notice period, the Indemnified Party furnishing the Notice of Third Party Claim responds to a third party claim if such action is reasonably required to minimize damages or avoid a forfeiture or penalty or because of any requirements imposed by law. If the Indemnifying Party receiving the Notice of Third Party Claim does not duly give the Election to Defend as provided above, then it will be deemed to have irrevocably waived its right to defend or settle such claims, but it will have the right, at its expense, to attend, but not otherwise participate in, proceedings with such third parties; and if Indemnifying Party does duly give the Election to Defend, then the Indemnified Party giving the Notice of Third Party Claim will have the right at its expense, to attend, but not otherwise participate in, such proceedings. The parties to this Agreement will not be entitled to dispute the amount of any Damages (including reasonable attorney's fees and expenses) related to such third party claim resolved as provided above.  The Indemnifying Party will be subrogated to all rights of the Indemnified Party.

9.4     Subrogation.  If any Indemnified Party receives payment or other indemnification from any Indemnifying Party hereunder, the Indemnifying Party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action for the recovery thereof, and the Indemnified Party agrees reasonably to assist and cooperate with the Indemnifying Party at no expense to the Indemnified Party in enforcing such rights.

ARTICLE X

MISCELLANEOUS

10.1

Expenses.  Except as and to the extent otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each of the Company, on the one hand, and the Purchaser, on the other hand, shall each pay their own respective expenses and the fees and expenses of their respective counsel and other experts.

10.2     Termination; Remedies.  (a) This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time before the Closing, by mutual written consent of Purchaser and the Company.

(b)

Should the Company or any of the Sellers breach this Agreement or refuse or fail to sell the Subject Shares as provided herein, Purchaser shall have the right to receive the return of the Downpayment and to seek such other remedies as may be available at law or in equity.

10.3        Waivers.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any other documents.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  Any party hereto may, at or before the Closing, waive any conditions to its obligations hereunder which are not fulfilled.

10.4        Binding Effect; Benefits.  This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns.  Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10.5       Assignment.  No party to this Agreement may assign its rights or obligations hereunder without the prior written consent of all of the other parties; provided, however, that Purchaser may assign the right to purchase all or any portion of the Subject Shares to one or more individuals and entities, provided that any such assignment shall not relieve Purchaser of any obligation hereunder.

10.6       Notices.  All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, upon receipt when transmitted by facsimile or telex (confirmed via one of the other methods of serving a notice), one business day after deposit with a nationally recognized overnight courier, and three business days after deposit in a facility of the United States mails, if sent by certified or registered first class mail, postage prepaid, return receipt requested, in each case to the party to whom the same is to be given or made at the following address:

If to the Purchaser, to:

Xu Zuqiang

Anlian Building A 1501

Futian District, Shenzhen, China

With a copy to:

Eaton & Van Winkle LLP

3 Park Avenue

New York, New York 10016

Attn: Vincent J. McGill, Esq.

If to the Company, to:

Claremont Technologies Corp.

1100-1200 West 73rd Avenue

Vancouver, B.C., Canada V6P 6G5

10.7      Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, warranties, statements, promises and understandings, whether written or oral, with respect to the subject matter hereof.  No party hereto shall be bound by or charged with any written or oral arguments, representations, warranties, statements, promises or understandings no specifically set forth in this Agreement or in any Exhibit or Schedule hereto, or in certificates and instruments to be delivered pursuant hereto on or before the Closing.

10.8      Headings; Certain Terms.  The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.  As used in this Agreement, the term “including” means “including, but not limited to” unless otherwise specified; the word “or” means “and/or”, and the word “person” means and refers to any individual, corporation, trust, partnership, joint venture, government or governmental authority, or any other entity; and the plural and singular forms are used interchangeably.

10.10       Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

10.11        Governing Law.  This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

10.12         Severability.  If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the agreement shall be valid and enforced to the fullest extent permitted by law.

10.13          Amendments.  This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party or parties against whom enforcement of any such modification or amendment is sought.

10.15        Section References.  All references contained in this Agreement to any section number are references to sections of this Agreement unless otherwise specifically stated.

10.16         Press Releases.  Neither the Company nor the Purchaser shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other; provided, however, that the Purchaser and the Company may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making such disclosure).

IN WITNESS WHEREOF, the parties hereto have signed this Agreement, or have caused this Agreement to be signed in their respective names by an officer thereunder duly authorized, on the date first above written.

  /s/ Xu Zuqiang

Xu Zuqiang

CLAREMONT TECHNOLOGIES CORP.

By:   /s Gus Rahim

Name: Gus Rahim

Title:

President

SCHEDULE 3.11

Insurance Policies

SCHEDULE 3.12

Contracts

SCHEDULE 3.14

Litigation

SCHEDULE 3.16

Employee plans

SCHEDULE 3.17

Employees

SCHEDULE 6.2(C)